Exhibit 99.5

TRADING DATA

The following tables set forth all transactions with respect to Common Stock effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons. Unless otherwise noted below, all such transactions were purchases or sales of Common Stock effected in the open market. Prices exclude commissions.

Name	Trade Date	Buy/Sell	Number of Shares	Price		Security
separate managed accounts	9/9/2026	Buy	75000	29.85		Common Stock
separate managed accounts	9/10/2026	Buy	50000	28.402		Common Stock
separate managed accounts	9/11/2026	Buy	50000	28.309		Common Stock
separate managed accounts	9/15/2026	Buy	50000	27.298		Common Stock
separate managed accounts	9/16/2026	Buy	25000	27.5594		Common Stock
separate managed accounts	9/17/2026	Buy	50000	28.259075		Common Stock
Primary Fund	9/18/2026	Buy	27500	30.00	*	Common Stock
Fund X	9/18/2026	Buy	89200	30.00	*	Common Stock
Primary Fund	9/18/2026	Buy	7500	30.00	*	Common Stock
Fund X	9/18/2026	Buy	22500	30.00	*	Common Stock
separate managed accounts	9/18/2026	Buy	50000	28.1017		Common Stock
separate managed accounts	9/21/2026	Buy	100000	28.5158		Common Stock
Fund X	10/6/2026	Sell	38000	29.8969		Common Stock
Primary Fund	10/6/2026	Sell	12000	29.8942		Common Stock

*	Constituted the exercise of a put option by a third party counterparty with respect to shares of the Common Stock.